Exhibit 10.2

EARN-OUT AGREEMENT

by and among

STEVEN MADDEN, LTD.

and

The Members

of

COMPO ENHANCEMENTS, LLC

Dated as of May 16, 2007

EARN-OUT AGREEMENT

This EARN-OUT AGREEMENT (this “Agreement”), dated as of May 16, 2007 and effective as of the Closing Date (as defined below), if one occurs, is by and among Steven Madden, Ltd., a Delaware corporation (“Madden”) and the individuals and/or entities set forth on the signature pages hereto (each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, concurrently herewith, Sellers and Madden are entering into that certain Membership Interest Purchase Agreement, dated as of the date hereof (as amended from time to time in accordance with its terms, the “Membership Interest Purchase Agreement”), pursuant to which Madden shall purchase all of the issued and outstanding ownership interests of the Compo Enhancements, LLC from Sellers; and

WHEREAS, pursuant to Section 2.2(a) of the Membership Interest Purchase Agreement, Sellers shall be entitled to receive certain earn-out purchase price payments, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Definitions.  As used in this Agreement, the following terms shall have the meanings indicated:

“Act” shall mean the Securities Act of 1933, as amended.

“Affiliate” with respect to any Person shall mean any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  In the case of any Person who is an individual, such Person’s Affiliates shall include such Person’s spouse, siblings, parents, children, grandchildren, and trusts for the benefit of any of the foregoing.

“Agreement” shall have the meaning set forth in the preamble.

“Applicable Contingent Purchase Price Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

“CIC Acquirer” shall have the meaning set forth in Section 5.

“CIC Trigger Event” shall have the meaning set forth in Section 5.

“Closing Date” shall have the meaning set forth in the Membership Interest Purchase Agreement.

“Contingent Purchase Price Payment” shall mean each of the Tranche 1 Contingent Purchase Price Payment and the Tranche 2 Contingent Purchase Price Payment.

“Contingent Purchase Price Statement” shall have the meaning set forth in Section 3(a) hereof.

“Diluted EPS” shall have the meaning ascribed to it under GAAP.

“Diluted EPS Goals” shall mean each of the Tranche 1 Diluted EPS Goal and the  Tranche 2 Diluted EPS Goal.

“Dispute Notice” shall have the meaning set forth in Section 3(b) hereof.

“Earn-Out Year(s)” shall mean each of fiscal year 2008, fiscal year 2009, fiscal year 2010, fiscal year 2011 and fiscal year 2012, which shall end on December 31, 2008, 2009, 2010, 2011 and 2012, respectively.

 “EBIT” shall mean with respect to Madden or the Madden Unit (as appropriate), such entity’s earnings before interest and taxes as determined in accordance with GAAP.

“EBIT Goal” shall mean each of the Tranche 1 EBIT Goal and the Tranche 2 EBIT Goal.

“Employment Agreement” shall mean the employment agreement, dated as of the date hereof, between Madden and Jeff Silverman, executed and delivered simultaneously with the execution and delivery of the Membership Interest Purchase Agreement.

“Final Contingent Purchase Price Statement” shall have the meaning set forth in Section 3(c) hereof.

“Financial Statements” means for any fiscal year, the publicly filed financial statements of Madden for such fiscal year, which shall be prepared in accordance with GAAP.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Independent Accounting Firm” shall have the meaning set forth in Section 3(b) hereof.

“Person” shall mean an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

“Madden” shall have the meaning set forth in the preamble.

“Madden Common Stock” shall mean shares of the common stock of Madden, par value $0.0001 per share.

“Madden Unit” shall have the meaning set forth in Section 5(a).

“Membership Interest Purchase Agreement” shall have the meaning set forth in the recitals.

“Registration Statement” shall have the meaning set forth in Section 4(b) hereof.

 “Revised Contingent Purchase Price Statement” shall have the meaning set forth in Section 3(b) hereof.

“Restricted Stock” shall have the meaning set forth in Section 4(b) hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” and “Sellers” shall have the meanings set forth in the preamble.

“Sellers Representative” shall mean Jeff Silverman, or any other Sellers(s) designated as Sellers Representative(s) pursuant to the terms of the Membership Interest Purchase Agreement.

“Tranche 1 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(a) hereof.

“Tranche 1 Diluted EPS Goal” shall have the meaning set forth in Section 2(a)(ii) hereof.

“Tranche 1 EBIT Goal” shall have the meaning set forth in Section 2(a)(i) hereof.

“Tranche 2 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(b) hereof.

“Tranche 2 Diluted EPS Goal” shall have the meaning set forth in Section 2(b)(ii) hereof.

“Tranche 2 EBIT Goal” shall have the meaning set forth in Section 2(b)(ii) hereof.

2.  Contingent Purchase Price Calculation.

(a)  Tranche 1 Contingent Purchase Price Payment. Where Madden achieves (or exceeds), in two consecutive Earn-Out Years, the Tranche 1 EBIT Goal for each such year and the Tranche 1 Diluted EPS Goal for each such year, then the aggregate amount of the contingent purchase price payment payable to Sellers (the “Tranche 1 Contingent Purchase Price Payment”) shall be 168,000 shares of Madden Common Stock or the cash equivalent thereof (as calculated pursuant to Section 4(a)).  For the avoidance of doubt, Sellers shall only be eligible to earn the Tranche 1 Contingent Purchase Price Payment once.

(i)  “Tranche 1 EBIT Goal” shall mean for each listed Earn-Out Year, the corresponding EBIT of Madden:

Earn-Out Year	Diluted EPS
2008	$94,600,000
2009	$113,500,000
2010	$136,200,000
2011	$163,400,000
2012	$196,100,000

(ii)  “Tranche 1 Diluted EPS Goal” shall mean for each listed Earn-Out Year, the corresponding Diluted EPS of Madden:

Earn-Out Year	Diluted EPS
2008	$2.52
2009	$3.02
2010	$3.63
2011	$4.35
2012	$5.23

(b)  Tranche 2 Contingent Purchase Price Payment.  Where Madden achieves (or exceeds), in two consecutive Earn-Out Years, the Tranche 2 EBIT Goal for each such year and the Tranche 2 Diluted EPS Goal for each such year, then the aggregate amount of the contingent purchase price payment payable to Sellers (the “Tranche 2 Contingent Purchase Price Payment”) shall be 168,000 shares of Madden Common Stock or the cash equivalent thereof (as calculated pursuant to Section 4(a)).  For the avoidance of doubt, Sellers shall only be eligible to earn the Tranche 2 Contingent Purchase Price Payment once.

(i)  “Tranche 2 EBIT Goal” shall mean for each listed Earn-Out Year, the corresponding EBIT of Madden:

Earn-Out Year	Diluted EPS
2008	$102,400,000
2009	$133,200,000
2010	$173,200,000
2011	$225,100,000
2012	$292,700,000

(ii)   “Tranche 2 Diluted EPS Goal” shall mean for each listed Earn-Out Year, the corresponding Diluted EPS of Madden:

Earn-Out Year	Diluted EPS
2008	$2.73
2009	$3.55
2010	$4.61

2011	$6.00
2012	$7.80

(c)  In case Madden shall at any time after the date of this Agreement (i) subdivide the outstanding Madden Common Stock, or (ii) combine the outstanding Madden Common Stock into a smaller number of shares, then, in each case, the number of shares of Madden Common Stock payable in connection with any Contingent Purchase Price Payment shall be proportionately adjusted so that Sellers after such time shall be entitled to receive the aggregate number and kind of shares for such consideration which, if the Contingent Purchase Price Payment had been made immediately prior to such time, Sellers would have owned upon such payment and been entitled to receive by virtue of such subdivision, or combination.  Such adjustment shall be made successively whenever any event listed above shall occur.

3.  Contingent Purchase Price Statement; Dispute.

(a)  As promptly as practicable, but in any event within ten (10) Business Days after the public release of Madden’s Financial Statements for each Earn-Out Year, Madden shall prepare and deliver to the Seller Representative (i) a statement which explains in reasonable detail the calculations of EBIT of Madden (or the Madden Unit, as appropriate) as well as (if applicable) any Diluted EPS of Madden for such fiscal year and whether Sellers have qualified as of the end of such Earn-Out Year for a Contingent Purchase Price Payment (a “Contingent Purchase Price Statement”) and (ii) reasonable supporting documentation sufficiently detailed to enable the Seller Representative to verify the amounts set forth in such Contingent Purchase Price Statement.

(b)  The Seller Representative may dispute such Contingent Purchase Price Statement for such fiscal year by sending a written notice (a “Dispute Notice”) to Madden within thirty (30) days of Madden’s delivery of all of the items specified in Section 3(a) to the Seller Representative.  The Dispute Notice shall identify each disputed item on the Contingent Purchase Price Statement, specify the amount of such dispute and set forth in reasonable detail the good faith basis for such dispute.  In the event of any such disputes, Madden and the Seller Representative shall attempt, in good faith, to reconcile their differences (including providing information that is reasonably requested to the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Madden and the Seller Representative, including a revised Contingent Purchase Price Statement (a “Revised Contingent Purchase Price Statement”) reflecting such resolution.  If Madden and the Seller Representative are unable to reach such resolution within twenty (20) days after the Seller Representative’s delivery of the Dispute Notice to Madden, then Madden and the Seller Representative shall promptly submit any remaining disputed items for final binding resolution to any independent accounting firm mutually acceptable to Madden and the Seller Representative (which accounting firm has not, within the prior twenty-four (24) months, provided services to Madden, any Seller or any Affiliate of any of them).  If Madden and the Seller Representative are unable to agree upon an independent accounting firm within ten (10) days, an independent accounting firm selected by Madden (which accounting firm has not, within the prior twenty-four (24) months, provided services to Madden or any of its Affiliates) and an independent accounting firm selected by the Seller Representative (which accounting firm has not, within the prior twenty-four (24) months, provided services to any Seller or any of their Affiliates) shall select an independent accounting firm that has not, within the prior twenty-four (24) months, provided services to Madden, any Seller or any of their Affiliates.  Such independent accounting firm mutually agreed upon by Madden and the Seller Representative or selected  by the procedure referenced in the immediately preceding sentence, as the case may be, is hereinafter referred to as the “Independent Accounting Firm.”  If any remaining disputed items are submitted to an Independent Accounting Firm for resolution, (A) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (B) each party will use its good faith commercially reasonable efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) days of submission of the disputed items to the Independent Accounting Firm; (C) the determination by the Independent Accounting Firm, as set forth in a written notice to Madden and the Seller Representative (which written notice shall include a Revised Contingent Purchase Price Statement), shall be final, binding and conclusive on the parties; and (D) the fees and disbursements of the Independent Accounting Firm shall be allocated between Madden and Sellers in the same proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by the Seller Representative (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm.

(c)  The Contingent Purchase Price Statement or, if adopted pursuant to Section 3(b), the Revised Contingent Purchase Price Statement, shall be deemed to be final, binding and conclusive on Madden and Sellers (“Final Contingent Purchase Price Statement”) upon the earliest of (A) the failure of the Seller Representative to deliver to Madden the Dispute Notice within thirty (30) days of Madden’s delivery to the Seller Representative of all of the items specified in Section 3(a) for such fiscal year; (B) the resolution by Madden and the Seller Representative of all disputes, as evidenced by a Revised Contingent Purchase Price Statement; and (C) the resolution by the Independent Accounting Firm of all disputes, as evidenced by a Revised Contingent Purchase Price Statement.  Any Contingent Purchase Price Payment based on a Final Contingent Purchase Price Statement shall be made in accordance with Section 4 hereof.

4.  Contingent Purchase Price Payments.

(a)   Each Contingent Purchase Price Payment, which shall be allocated among Sellers in the same manner as the allocation set forth on Schedule A attached hereto, shall be payable and paid by Madden on a date or dates selected by Madden that results in the payment of such Contingent Purchase Price Payment to Sellers in full on or before the fifth Business Day after the later of the date on which the Final Contingent Purchase Price Statement for an Earn-Out Year that would give rise to a Contingent Purchase Price Payment is deemed final, binding and conclusive for such Earn-Out Year (such date, the “Applicable Contingent Purchase Price Payment Date”).  Each Contingent Purchase Price Payment shall be paid in shares of the Madden Common Stock or in cash, or in any combination of the foregoing, as determined in the sole discretion of Madden.  If Madden elects to pay all or a portion of any Contingent Purchase Price Payment in cash, the value of such payment shall be the number of shares that would have otherwise been paid multiplied by the average of the last reported trading prices of a share of Madden Common Stock on the NASDAQ (or such other national stock exchange or quotation system on which such stock is then principally traded) for the 20 consecutive trading days ending on the fifth Business Day prior to the date Madden makes payment of the cash portion of such Contingent Purchase Price Payment.  Payment of the cash portion of any Contingent Purchase Price Payment shall be made by wire transfer of immediately available funds to an account or accounts designated at least two Business Days prior to the applicable payment date by the Seller Representative in writing.

(b)    If shares of Madden Common Stock are issued in connection with the payment of all or a portion of any Contingent Purchase Price Payment (the “Restricted Stock”), Madden shall, with in ninety (90) days, file and use its commercially reasonable efforts to have declared effective by the SEC a registration statement pursuant to Rule 415 of the Act (the “Registration Statement”) covering the resale of such shares. To the extent necessary to ensure that the Registration Statement is available for sales of Restricted Stock by the holders thereof, Madden shall use its commercially reasonable efforts to keep any Registration Statement required by this Section 4 continuously effective, supplemented, amended and current as required by and subject to the provisions of, and in conformity with, the requirements of this Agreement, the Act and the rules and regulations of the SEC, as announced from time to time, for a period of one year from the date of the issuance of the Restricted Stock or such shorter period as will terminate when all Restricted Stock covered by such Registration Statement has been sold pursuant thereto.  At the request of any Seller, Madden shall promptly file a prospectus supplement and furnish to such Seller, without charge, as many copies of the then effective prospectus as such Seller may reasonably request and any other documents reasonably necessary to facilitate the disposition of the Restricted Stock pursuant to the shelf registration.  All expenses incident to the registration of the Restricted Stock, other than discounts and commissions, shall be borne by Madden.  No holder of Restricted Stock may include any of its Restricted Stock in any Registration Statement pursuant to this Agreement unless and until such holder furnishes to Madden in writing the information required by the Act.  Each Seller agrees to promptly furnish to Madden additional information required to be disclosed in order to make the information previously furnished to Madden by such holder not materially misleading.

(c)    Madden agrees to indemnify and hold harmless, to the full extent permitted by law, but without duplication, each Seller, and each Seller’s partners, advisors, Affiliates, trustees, representatives, employees and agents, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and reasonable legal fees and expenses and including expenses incurred in settlement of any litigation, commenced or threatened) resulting from any untrue statement (or alleged untrue statement) of a material fact in, or any omission (or alleged omission) of a material fact required to be stated in, any registration statement or prospectus or necessary to make the statements therein (in the case of a prospectus in light of the circumstances under which they were made) not misleading or any violation by Madden of the Act, state securities laws or any rule or regulation promulgated under such laws applicable to Madden in connection with any such registration, as such expenses are incurred, except insofar as (i) the same are caused by or contained in any information furnished in writing to Madden by such Seller expressly for use therein or (ii) such untrue statement or omission (or alleged untrue statement or omission) has been corrected in a prospectus supplement timely delivered to such Seller and such Seller failed to deliver such updated prospectus (but only if the timely delivery of such prospectus supplement by such Seller would  have cured the defect giving rise to such loss, expense, claim, damage or liability).

(d)  In connection with any registration statement in which Sellers are participating, each Seller will furnish to Madden in writing such information as Madden reasonably requests for use in connection with any such registration statement or prospectus and agrees to indemnify and hold harmless, to the full extent permitted by law, but without duplication, Madden and its respective, officers, directors, shareholders, employees, advisors, representatives, agents and Affiliates against any losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and reasonable legal fees and expenses and including expenses incurred in settlement of any litigation, commenced or threatened) resulting from any untrue statement (or alleged untrue statement) of material fact in, or any omission (or alleged omission) of a material fact required to be stated in, the registration statement or prospectus or necessary to make the statements therein (in the case of a prospectus in light of the circumstances under which they were made) not misleading or any violation by Sellers of the Act, state securities laws or any rule or regulation promulgated under such laws applicable to Sellers in connection with any such registration, as such expenses are incurred, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by Sellers to Madden specifically for inclusion therein.  In no event shall any Seller be liable pursuant to this paragraph for any amount in excess of the net proceeds (net of payment of all expenses) received by such Seller from the stock sold by such Seller pursuant to such registration statement. In no event shall this Section limit any Seller’s liability with respect to any other portions of this Agreement or any other agreement.

(e)  If for any reason the indemnification provided for in the immediately preceding two paragraphs is unavailable to an indemnified party or insufficient to hold it harmless, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, expense, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement or the omission or alleged omission relates to information supplied by the indemnifying party or parties on the one hand or the indemnified party or parties on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.  In no event shall any Seller be required to contribute pursuant to this paragraph any amount in excess of the net proceeds (net of payment of all expenses) received by such Seller from the stock sold by such Seller pursuant to such registration statement. In no event shall this Section limit any Seller’s liability with respect to any other portions of this Agreement or any other agreement.

5.  Change in Control Trigger Events.  If during the term of this Agreement the capital stock of Madden or all or substantially all of the assets of Madden is sold to a third party that is not a 100 percent-owned subsidiary of Madden (such event a “CIC Trigger Event” and such a party, a “CIC Acquirer”) this Agreement continue in full force until terminated pursuant to its terms, except that:

(a)    In calculating whether any Contingent Purchase Price Payment is due, with respect to any fiscal year completed after the CIC Trigger Event, the Diluted EPS Goals shall be disregarded and the EBIT Goal shall reference the EBIT of that unit of the CIC Acquirer comprised solely of the Madden business or, if no such unit exists, those assets of the CIC Acquirer comprised of the Madden assets (the “Madden Unit”).

(b)    With respect to any Contingent Purchase Price Payment due, in lieu of payment of 168,000 shares of Madden Common Stock (or the cash equivalent thereof), as set forth, as appropriate in Section 2(a) and 2(b), Sellers shall receive a cash payment (or the stock equivalent thereof pursuant to Section 5(c) below) of (i) 5,250,000 multiplied by (ii) the EBIT of Madden or the Madden Unit (as appropriate) for the second of the two consecutive Earn-Out Years which gave rise to the Contingent Purchase Price Payment divided by the EBIT of Madden for fiscal year 2006.

(c)    In the event that the CIC Acquirer elects to pay all or a portion of any Contingent Purchase Price Payment in shares of its common stock, the value of each share delivered to Sellers shall be deemed to be equal to the average of the last reported trading prices of a share of the CIC Acquirer’s common stock on the national stock exchange or quotation system on which such stock is then principally traded for the 20 consecutive trading days ending on the fifth Business Day prior to the date CIC Acquirer makes payment of the stock portion of such Contingent Purchase Price Payment.

(d)    Payment of the cash portion of any Contingent Purchase Price Payment shall be made by wire transfer of immediately available funds to an account or accounts designated at least two Business Days prior to the applicable payment date by Sellers in writing.

(e)    References to Madden Common Stock and Madden in Sections 3, 4(b), 4(c), 4(d) and 4(e) shall thereinafter refer to the CIC Acquirer’s common stock and the CIC Acquirer (respectively).  In addition, references to Madden’s Financial Statements shall thereinafter refer to the financial statements of the CIC Acquirer, which such financial statements shall be prepared in accordance with GAAP.

6.  Term.  This Agreement shall be effective on the Closing Date, if one occurs, and shall continue until the earlier the payment of all Contingent Purchase Price Payments pursuant to Section 4 or the expiration of Sellers’ payment rights hereunder.

7.  Securities Laws Matters.  Each Seller hereby agrees that prior to acquiring any shares of Madden Common Stock (or any shares of CIC Acquirer’s common stock) pursuant to this Agreement, such Seller shall provide to Madden (or the CIC Acquirer) any written representations reasonably requested by Madden (or the CIC Acquirer) to ensure that the issuance of such shares to such Seller will be exempt from registration under the Act.  Each Seller hereby further acknowledges and agrees, that any shares of Madden Common Stock (or any shares of CIC Acquirer’s common stock) acquired by such Seller pursuant to this Agreement may be resold only pursuant to registration under the Act, or pursuant to an exemption from registration under the Act (and that a restrictive legend to such effect will be placed upon any such securities), and that hedging activities involving those securities may not be conducted unless in compliance with the Act.

8.      Assignment; Binding Nature.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

9.      Amendment.  This Agreement may be modified or amended only by an instrument in writing, duly executed by Madden, on the one hand, and the Seller Representative, on the other hand.

10.    Notices.  All notices, demands and communications of any kind which any party hereto may be required or desires to serve upon another party under the terms of this Agreement shall be in writing and shall be given by:  (a) personal service upon such other party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile, in each case addressed as required for notices pursuant to Section 13.3 of the Membership Interest Purchase Agreement.  In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable.  In the case of service by mail, such service shall be deemed complete on the fifth Business Day after mailing.  The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

11.    Governing Law; Jurisdiction.  This Agreement and all the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327.

12.    Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any arbitrator to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final determination of an arbitrator declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitrator making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

13.  Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

14.  Counterparts; Facsimile.  For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.  Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

15.  Entire Agreement.  This Agreement, the Membership Interest Purchase Agreement and the Employment Agreement, including all schedules and exhibits hereto and thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     PURCHASER:

                                     STEVEN MADDEN, LTD.

                                     By: /s/ Jamieson A. Karson
                                 Name: Jamieson A. Karson
                                 Title:  Chairman and Chief Executive Officer

                                        SELLERS:

                                 /s/ Jeffrey Silverman
                                        Jeff Silverman

                               /s/ James Randel
                                       James Randel

                               /s/ Ron Offir
                                       Ron Offir

                                  /s/ Godfrey Baker
                                      Godfrey Baker

                               /s/ Alyse Nathan
                                      Alyse Nathan

                                  /s/ Andrew Rosca
                                      Andrew Rosca

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